EXHIBIT 3.1

UIL HOLDINGS CORPORATION

MEETING OF THE BOARD OF DIRECTORS

DECEMBER 17, 2007

PROPOSED RESOLUTIONS: AMENDMENT TO BYLAWS

WHEREAS, pursuant to the requirements of the New York Stock Exchange (the “NYSE”), the Corporation has until January 1, 2008 to cause its securities to be eligible for participation in the Direct Registration System (“DRS”), which permits for the issuance and transfer of uncertificated shares of stock; and

WHEREAS, Article VI, Sections 1, 2 and 3, of the Bylaws of the Corporation (the “Bylaws”) currently entitle every shareholder of the Corporation to a certificate or certificates certifying the number and class of shares of the Corporation owned by such shareholder, and provides for procedures governing the loss and transfer of such certificate or certificates; and

WHEREAS, it is required that the Corporation be authorized by one or more of its charter documents to issue and transfer uncertificated securities in order to become eligible to participate in the DRS.

Now therefore, be it:

RESOLVED, that the Board of Directors of the Corporation hereby ratifies, authorizes and approves the amendments to the Bylaws set forth as Exhibit A hereto; and be it further

RESOLVED, that the Secretary of the Corporation shall file the amendments to the Bylaws in appropriate records of the Corporation; and be it further

RESOLVED, that the Chief Executive Officer of the Corporation is hereby empowered to approve, authorize and affect such further action and the preparation, execution and delivery of all such further instruments and documents in the name of and on behalf of the Corporation as in such Officer’s judgment shall be necessary, proper or advisable in order to fully carry out the intent and accomplish the purposes of the foregoing resolutions, including, without limitation, restating the Bylaws as amended to date.

EXHIBIT A

AMENDMENT TO BYLAWS
OF
UIL HOLDINGS CORPORATION

The Bylaws of UIL Holdings Corporation (the “Corporation”) are hereby amended as follows:

A.    Sections 1, 2 and 3 of Article VI of the Bylaws of the Corporation are hereby amended and restated in their entirety to read as follows:

SECTION 1.Shares of Stock.  Shares of the Corporation’s stock may be certificated or uncertificated.  Each holder of stock in the Corporation represented by certificates, and upon request every holder of uncertificated shares, shall be entitled to have a certificate signed by or in the name of the Corporation by the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer of the Corporation, certifying the number of shares owned by the shareholder and sealed with the seal or a facsimile of the seal of the Corporation.  Any of or all of the signatures on the certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

The names and addresses of all persons owning shares of the Corporation, with the number of shares owned by each and the date or dates of issue of the shares held by each, shall be entered in books kept for that purpose by the proper officers or agents of the Corporation.

The Corporation shall be entitled to treat the owner of record of any share or shares as the owner in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it has actual or other notice thereof, save as expressly provided by the statutes of the State of Connecticut or the United States of America.

SECTION 2.Lost Certificates.  The Board of Directors may authorize the issuance of a new certificate or uncertificated shares to be issued in lieu of a certificate alleged by the holder thereof to have been lost, stolen or destroyed, upon compliance by such holder, or his legal representatives, with such requirements as the Board of Directors may impose or authorize.  Such authorization by the Board of Directors may be general or confined to specific instances.

SECTION 3.Transfers.  Shares of capital stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these Bylaws. Transfers of shares of the Corporation shall be made only on the records of the Corporation kept at an office of the Corporation or by the transfer agent designated by the Corporation to transfer shares.  Transfers of shares may be made only by the record holder, or by the record holder’s legal representative authorized by power of attorney duly executed and filed with the Secretary of the Corporation or with the transfer agent designated by the Corporation and, in the case of certificated shares, upon the surrender of the certificate or certificates for such shares properly endorsed.

B.    Except as aforesaid, the Bylaws of the Corporation shall remain in full force and effect.